November 16, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of United States Natural Gas Fund, LP’s Current Report on Form 8-K, dated November 16, 2023, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) insofar as they pertain to our firm.
2.	We have no basis to agree or disagree with the statements contained in Item 4.01(b).

Yours truly,

/s/ Spicer Jeffries LLP